Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ASTRODYNE CORPORATION,

RO ASSOCIATES INCORPORATED,

and

EMRISE ELECTRONICS CORPORATION

Dated March 22, 2010

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		39
4.1	Organization and Good Standing	39
4.2	Authority; No Conflict	39
4.3	Certain Proceedings	40
4.4	Brokers or Finders	40

ARTICLE V CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		40
5.1	Deliveries	40
5.2	Required Consents	40
5.3	Representations and Warranties; Covenants	40

ARTICLE VI CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE		40
6.1	Deliveries	40
6.2	Representations and Warranties; Covenants	40

ARTICLE VII INDEMNIFICATION; REMEDIES		41
7.1	Survival; Right to Indemnification Not Affected by Knowledge	41
7.2	Indemnification and Payment of Damages by the Company	41
7.3	Indemnification and Payment of Damages by Buyer	42
7.4	Time Limitations	42
7.5	Limitations on Amount—The Company	42
7.6	Limitations on Amount—Buyer	43
7.7	Procedure For Indemnification—Third-Party Claims	43
7.8	Sole Remedy	44
7.9	Insurance and Third Party Recoveries; Certain Qualifiers	44

ARTICLE VIII POST-CLOSING COVENANTS		44
8.1	Confidentiality	44
8.2	Maintenance of, and Access to, Records	45
8.3	Accounts Receivable; Retained Liabilities	45
8.4	Employee Matters	46
8.5	Change in and Use of Corporate Name	46
8.6	Warranty Claims	47
8.7	Non-Competition; Non-Solicitation; Non-Hire	47
8.8	Payment of Taxes	49

ARTICLE IX GENERAL PROVISIONS		49
9.1	Expenses	49
9.2	Notices	49
9.3	Governing Law; Forum	50
9.4	Further Assurances	50
9.5	Waiver	50
9.6	Entire Agreement and Modification	51
9.7	Disclosure Schedule	51
9.8	Assignments, Successors, and No Third-Party Rights	51
9.9	Severability	51

ii

9.10	Section Headings, Construction	51
9.11	Time of Essence	51
9.12	Specific Performance	52
9.13	Guaranty	52
9.14	Counterparts	52
9.15	Public Announcements	52

SCHEDULES:

Schedule 1	Closing Net Working Capital Methodology
Schedule 2	Required Consents
Schedule 2.1(a)	Tangible Assets
Schedule 2.1(b)	Inventory
Schedule 2.1(c)	Other Tangible Personal Property
Schedule 2.1(e)	Accounts Receivable
Schedule 2.1(g)	Contracts
Schedule 2.1(h)	Intangible Rights
Schedule 2.1(k)	Governmental Authorizations
Schedule 2.2(i)	Retained Contracts
Schedule 2.2(l)	Retained Assets
Schedule 2.3	Past Due Trade Payables
Schedule 2.10	Allocation of Consideration
Schedule 8.7A	Specified Customer
Schedule 8.7B	Customer Project

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of March 22, 2010, by and among Astrodyne Corporation, a Delaware corporation (“Buyer”), RO Associates Incorporated, a California corporation (the “Company”), and Emrise Electronics Corporation, a New Jersey corporation (“Guarantor”).  Buyer, the Company and Guarantor are referred to collectively herein as the “Parties,” and each individually herein as a “Party.”

R E C I T A L S

A.            The Company is in the business (the “Business”) of manufacturing and selling standard, high-density AC to DC, and DC to DC converters (i.e., power supplies) (the “Products”).

B.            The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, substantially all of the assets and properties relating to the Business and in connection therewith Buyer is willing to assume certain specified liabilities of the Company relating thereto, all upon the terms and subject to the conditions set forth herein.

C.            Guarantor will obtain substantial direct and indirect benefits from the transactions contemplated herein and, as an essential inducement of and condition to such transactions and in consideration therefor, Guarantor has agreed to guarantee fully the performance of the Company, as further described herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accounting Firm” shall have the meaning set forth in Section 2.9(b).

“Accounting Principles” means the accounting principles and policies used in connection with the preparation of the Financial Statements consistently applied, so long as such accounting principles and policies are in accordance with GAAP.

“Accounts Receivable” shall have the meaning set forth in Section 3.7.

“Acquisition Transaction” shall have the meaning set forth in Section 8.7(e).

“Acquirer” shall have the meaning set forth in Section 8.7(e).

“Acquirer Affiliates” shall have the meaning set forth in Section 8.7(e).

“Adjustment Payment” shall have the meaning set forth in Section 2.9(c).

“Affiliate” means with respect to any particular Person any other Person controlling, controlled by or under common control with such Person.

“Aggregate Basket” shall have the meaning set forth in Section 7.5.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Contract” means any Contract relating to the Business (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the Purchased Assets is or may become bound.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bill of Sale” shall have the meaning set forth in Section 2.8(a)(ii).

“Business” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of Delaware are authorized or required to close.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Sublease” shall have the meaning set forth in Section 2.8(a)(vi).

“Closing” shall have the meaning set forth in Section 2.7.

“Closing Accrued Expenses” equals the amount of accrued expenses of the Company at the Effective Time, determined in accordance with the Accounting Principles, and excluding all Retained Liabilities.

“Closing Accounts Payable” equals the amount of accounts payable of the Company at the Effective Time, determined in accordance with the Accounting Principles, and excluding all Retained Liabilities.

“Closing Accounts Receivable” equals the amount of Accounts Receivable at the Effective Time, determined in accordance with the Accounting Principles, and excluding all Retained Assets.

“Closing Amount” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning in Section 2.7.

“Closing Intercompany Payables” equals the amount of Intercompany Payables at the Effective Time, determined in accordance with the Accounting Principles.

“Closing Intercompany Receivables” equals the amount of Intercompany Receivables at the Effective Time, determined in accordance with the Accounting Principles.

“Closing Inventory” equals the amount of inventory of the Company at the Effective Time, the value of which determined in accordance with the Accounting Principles.

“Closing Net Working Capital” means (A) the Closing Accounts Receivable (expressly excluding the Closing Intercompany Receivables), the Closing Inventory and the Closing Prepaid Expenses, minus (B) the Closing Accounts Payable and the Closing Accrued Expenses (expressly excluding the Closing Intercompany Payables), calculated and determined in accordance with the Accounting Principles and in accordance with the methodology set forth on Schedule 1; provided, however, that the Closing Net Working Capital shall not include any Retained Assets and Retained Liabilities.

“Closing Prepaid Expenses” equals the amount of prepaid expenses of the Company at the Effective Time, determined in accordance with the Accounting Principles.

“Closing Statement” shall have the meaning set forth in Section 2.9(b).

“COBRA” shall have the meaning set forth in Section 8.4(c).

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employee benefit or compensation arrangement or payroll practice, including, but not limited to, pension, retirement, excess, or supplemental benefit plan, bonus plan, consulting or other compensation agreement, incentive, equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, educational assistance program, death benefit and welfare plan or scholarship program maintained by the Company or to which the Company is obligated to contribute for its current or former employees, officers, consultants or their beneficiaries.

“Company Improvements” shall have the meaning set forth in Section 3.5(f).

“Competing Business” shall have the meaning set forth in Section 8.7(d).

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Purchased Assets by the Company to Buyer;

(b)           the execution, delivery, and performance of the Transaction Documents;

(c)           the performance by Buyer and the Company of their respective covenants and obligations under the Transaction Documents; and

(d)           Buyer’s acquisition and ownership of the Purchased Assets.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Customer” shall have the meaning set forth in Section 2.1(i).

“Customer Project” shall have the meaning set forth in Section 8.7(b).

“Damages” shall have the meaning set forth in Section 7.2.

“Deficiency Payment” shall have the meaning set forth in Section 2.9(c)(i).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Effect” shall have the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” shall have the meaning set forth in Section 2.7.

“Employment Agreement” shall have the meaning set forth in Section 2.8(a)(viii).

“Encumbrance” means any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or material restriction of any kind, including any material restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(e)           advising appropriate authorities, employees, Governmental Bodies, and the public of intended or actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(f)            preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(g)           reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of Hazardous Materials;

(h)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(i)            protecting the Environment, natural resources, species, or ecological amenities;

(j)            reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(k)           cleaning up pollutants that have been Released, preventing the Threat of Release, or paying the costs of such Cleanup or prevention; or

(l)            making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.9(a).

“Excess Payment” shall have the meaning set forth in Section 2.9(c)(ii).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company relating to the Business and any buildings, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company relating to the Business.

“Financial Statements” shall have the meaning set forth in Section 3.3.

“Fundamental Representations” shall have the meaning set forth in Section 7.4.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(m)          nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(n)           federal, state, local, municipal, foreign, or other government;

(o)           governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department, official, or entity and any court or other tribunal);

(p)           multinational organization or body; or

(q)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, investigative, police, regulatory, or taxing authority or power of any nature.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, harmful, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indebtedness” means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) under capital leases (in accordance with GAAP), or (d) any outstanding letters of credit and bankers’ acceptances.

“Indemnified Persons” shall have the meaning set forth in Section 7.2.

“Intellectual Property Assets” includes:

(r)            the name “RO Associates,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(s)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(t)            all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(u)           all rights in mask works (collectively, “Rights in Mask Works”);

(v)           all domain names, including www.roassoc.com; and

(w)          all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints (collectively, “Trade Secrets”) owned, used, or licensed by the Company as licensee or licensor.

“Intercompany Payables” shall mean those payables of the Company due to one or more of its Affiliates.

“Intercompany Receivables” shall mean those receivables of the Company receivable from one or more of its Affiliates.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable investigation and inquiry, of each of Mr. Jack McDonnal, Mr. Jerry Hornstein, Mr. Graham Jefferies, and Mr. John Donovan.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

“Material Adverse Effect” means, with respect to the Company or with respect to the Business, any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to be or become, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Business or of such entity and its subsidiaries, except to the extent that any such Effect directly results from: (i) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); or (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors).  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Marks” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Most Recent Balance Sheet” shall mean the balance sheet of the Business for the fiscal year end December 31, 2009 that is included in the Financial Statements.

“Net Working Capital Target” shall have the meaning set forth in Section 2.9(a).

“Nonassignable Items” shall have the meaning set forth in Section 2.5(a).

“Notice of Disagreement” shall have the meaning set forth in Section 2.9(b).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owner” shall have the meaning set forth in the definition of Subsidiary.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patents” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.5(b).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Product Warranty” shall have the meaning set forth in Section 3.23.

“Products” shall have the meaning set forth in the recitals of this Agreement.

“Proprietary Rights Agreement” shall have the meaning set forth in Section 3.19(b).

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Real Property Permits” shall have the meaning set forth in Section 3.5(g).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, disposing, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consents” means those Consents listed on Schedule 2.

“Restricted Period” shall have the meaning set forth in Section 8.7(a).

“Retained Assets” shall have the meaning set forth in Section 2.2.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Rights in Mask Works” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Scheduled Accounts Receivable” shall have the meaning set forth in Section 3.7.

“Specified Customer” shall have the meaning set forth in Section 8.7(b).

“Specified Software” shall have the meaning set forth in Section 3.21(a).

“Sublease” means that certain Sublease, dated the date hereof, by and between Emrise Corporation and the Company.

“Subleased Real Property” shall have the meaning set forth in Section 2.8(a)(vi).

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” means any tax (including any income tax, excise tax, capital gains tax, value-added tax, sales tax, property tax, franchise tax, gross receipts tax, license tax, payroll tax, employment tax, severance tax, stamp tax, occupation tax, premium tax, windfall profits tax, environmental tax, capital stock tax, profits tax, withholding tax, social security tax (or similar), unemployment, disability, real property, personal property, transfer, registration, alternative, or add on minimum or estimated tax, assessment, charge, levy, and all other taxes and similar assessments, customs duties, charges and fees of any kind whatsoever and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Transaction Costs” shall have the meaning set forth in Section 3.25.

“Transaction Documents” means this Agreement, the Assignment Assumption Agreement, the Bill of Sale, the Buyer Sublease, the Transition Services Agreement, and all other agreements, documents and instruments executed and delivered or to be executed and delivered in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

“Transition Services Agreement” shall have the meaning set forth in Section 2.8(a)(vii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109.

“Warranty Claim” shall have the meaning set forth in Section 8.6.

“Warranty Cost” shall have the meaning set forth in Section 8.6.

“Warranty Reserve” shall have the meaning set forth in Section 3.23.

“Warranty Threshold Amount” shall have the meaning set forth in Section 8.6.

ARTICLE II

SALE AND PURCHASE; CLOSING

2.1           Sale and Purchase of Assets.  At the Closing, the Company shall sell and transfer to Buyer, and Buyer shall purchase from the Company, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Company’s assets, properties and business as a going concern relating to the Business of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in its books or financial statements, except for the Retained Assets.  The properties, business, goodwill and assets of the Company relating to the Business to be sold and transferred to Buyer hereunder (collectively, the “Purchased Assets”) shall include the following:

(a)           all of the Company’s machinery, equipment, components, parts, tooling, dies, jigs, spare parts, supplies and materials relating to the Business, as set forth on Schedule 2.1(a);

(b)           all of the Company’s inventories of raw materials, work-in-process, parts, subassemblies and finished goods relating to the Business, and all other materials and supplies to be used or consumed by the Company relating to the Business in the production of finished goods, wherever located and whether or not obsolete or carried on the Company’s books of account, including the items set forth on Schedule 2.1(b);

(c)           all of the Company’s other tangible personal property relating to the Business, including office furniture, office equipment and supplies, leasehold improvements, and computers and all related equipment, as set forth on Schedule 2.1(c);

(d)           all of the Company’s advance payments, rental deposits, prepaid items, surety accounts and other similar assets, claims, deferred charges, credits and claims for refund relating to the Business, but excluding such items as are primarily associated with or directly related to Retained Liabilities;

(e)           all notes and billed and unbilled accounts receivable and other rights to payments from customers of the Company, including trade accounts receivable from goods shipped, products sold or services rendered, vendor credits, and the full benefit to all security for such accounts or rights to payment, and including the items set forth on Schedule 2.1(e);

(f)            except as set forth in Section 2.2, all of the Company’s books, records, manuals, documents, and books of account relating to the Business, whether inscribed on tangible medium or stored in electronic or other medium, including sales and credit reports, client, customer and supplier lists, literature, brochures, advertising material, maintenance records, service and warranty records, referral sources, research and development records, production records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents, all rights to receive and retain mail and other communications relating to the Business, and, subject to Legal Requirements, copies of all personnel records;

(g)           all of the Company’s rights under all Contracts, including those identified on Schedule 2.1(g);

(h)           all of the Company’s intangible rights and property relating to the Business, including goodwill and rights in and to the name “RO Associates,” any Product names, and in any other trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property Assets, and all research related to the Business conducted by the Company, all development facilities and inventions and work-in-process a part thereof, all rights to the Company’s software, telephone numbers, facsimile numbers, e-mail addresses, Internet sites, Internet addresses and domain names thereof and other listings, including the items identified on Schedule 2.1(h);

(i)            all information, data, lists and documents related to all Persons to whom or to which the Company has sold or otherwise furnished Products, directly or indirectly, at any time (“Customer” or “Customers”), including related information as to the unit and dollar volume of such sales, the type of Products so sold or furnished, the method of distribution and other relevant marketing and product information for each Customer;

(j)            all unfilled purchase and sale orders relating to the Business;

(k)           to the extent permitted by Legal Requirements, all Governmental Authorizations relating to the Business, and all pending applications for issuance or renewal thereof, including the items identified on Schedule 2.1(k);

(l)            all of the Company’s rights to the Business, to the extent not described above, and all other assets that are owned by the Company and which are related to the Business; and

(m)          all of the Company’s claims, choses in action, causes of action and judgments, all express and implied warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature and all existing and inchoate claims, rights and remedies related to any of the foregoing relating to the Business.

2.2           Retained Assets.  Notwithstanding anything herein to the contrary, the Company shall retain and the Purchased Assets shall not include the following assets relating to the Business (collectively, the “Retained Assets”):

(a)           the consideration to be delivered to the Company pursuant to this Agreement and the other Transaction Documents;

(b)           the Company’s rights hereunder and under the other Transaction Documents;

(c)           the Company’s minute book, stock records and seal;

(d)           any right to receive mail and other communications addressed to the Company relating to the Retained Assets and Retained Liabilities;

(e)           all of the Company’s cash, cash in banks, cash equivalents, bank and mutual fund accounts and lockboxes (i.e. the lockbox account itself and expressly not including any accounts receivable that are included in the Purchased Assets and that are paid to a lockbox account) and the Closing Intercompany Receivables;

(f)            all Tax Returns of the Company;

(g)           all personnel records that the Company is required by Legal Requirement to retain in its possession;

(h)           all claims for refund of Taxes and other governmental charges of whatever nature;

(i)            those Contracts set forth on Schedule 2.2(i) and all Contracts of the Company related to Company Benefit Plans or other employee benefit plans or arrangements, employment agreements, and Contracts related to Indebtedness;

(j)            all rights in connection with and assets of Company Benefit Plans;

(k)           all rights in insurance policies and any proceeds thereunder; and

(l)            the assets specifically listed on Schedule 2.2(l).

2.3           Assumption of Liabilities.  At the Closing, Buyer shall, pursuant to an Assignment and Assumption Agreement in a form reasonably acceptable to Buyer and Company (the “Assignment and Assumption Agreement”), assume and agree to perform, defend, pay or discharge, when due, (a) all the executory liabilities and obligations of the Company arising after the Effective Time assumed by Buyer pursuant to the Contracts sold to Buyer under Section 2.1, (b) the Closing Accounts Payable or the Closing Accrued Expenses, each solely to the extent reflected on the Closing Statement as finally determined in accordance with Section 2.9(b) and (c) subject to Section 8.6, Warranty Claims, except that Buyer shall not assume (i) any of those Liabilities identified in Section 2.4 and (ii) any Liabilities of the Company related to violations, breaches or defaults by the Company occurring prior to Closing under those Contracts sold to Buyer under this Agreement, which, for the avoidance of doubt, shall not include any Closing Accounts Payable or Closing Accrued Expenses that are past due as of the Closing in the specific dollar amounts as set forth on Schedule 2.3 (collectively, the “Assumed Liabilities”).

2.4           Retained Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, except for the Assumed Liabilities, Buyer will not assume or be liable for any Liabilities of the Company or any other Person, regardless of whether relating to the Business or the Purchased Assets, and in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due (collectively, the “Retained Liabilities”), which shall include the following Liabilities:

(a)           Liabilities relating to, based upon events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Products or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business) including, without limitation, Liabilities related to (i) any injury to individuals or property as a result of the ownership, possession, or use of any Product sold by the Business prior to the Closing Date, (ii) Hazardous Materials or Environmental Health, and Safety Liabilities, (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iv) any Liabilities arising at any time as a result of either the Company’s lack of qualification or licensing in any jurisdiction in which it owned or leased assets, maintained sales personnel or conducted any business, including the distribution or sale of Products, prior to the Closing Date, (v) compliance (or non-compliance) with any applicable Legal Requirement, or (iv) the Closing Intercompany Payables;

(b)           Liabilities to any Persons at any time employed by the Company, its Affiliates or their respective predecessors-in-interest in the Company or otherwise, or to any such Person’s spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances (including the termination of employment as of the Closing Date) occurring at any time during the period or periods of any such Persons’ employment by either the Company or its Affiliates or their respective predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all Liabilities arising (i) under any Company Benefit Plans, (ii) under any Legal Requirement relating to employment, wages and hours, equal opportunity, discrimination, plant closing or immigration and naturalization, (iii) under any collective bargaining Legal Requirement, agreements or arrangements or (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(c)           Liabilities relating to any Proceeding pending on the date hereof, or constituted hereafter, to the extent based upon events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business, operations of the Company or any of its Affiliates (or any of their respective predecessors in interest) or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any Products or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

(d)           Liabilities of the Company to any Person, for or in connection with any dividends, distributions, redemptions, or rights with respect to any security of the Company;

(e)           Liabilities of the Company under this Agreement or any other Transaction Documents;

(f)            Liabilities for any Taxes of the Company (i) arising as a result of the Company’s operation of the Business or ownership of the Purchased Assets prior to and including the Closing Date, and (ii) for the unpaid Taxes of any person or entity under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and

(g)           Liabilities related to any other Retained Assets, Liabilities not related to the Business and Liabilities based on acts or omissions of the Company occurring after the Closing.

2.5           Nonassignable Items; Further Assurances.

(a)           Nonassignable Items.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Assets, including Contracts and Governmental Authorizations, if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the consent of another Person, would constitute a breach of, or in any way affect the rights of either the Company or Buyer with respect to, such Purchased Assets (“Nonassignable Items”). The Company shall use its commercially reasonable efforts (and Buyer shall cooperate in all reasonable respects with the Company) to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items.  If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, the Company and its Affiliates shall enter into such lawful arrangements (including related written agreements), at the Company’s sole cost and expense, as Buyer may reasonably request to provide Buyer with the benefit of the Nonassignable Items.

(b)           Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

2.6           Purchase Price.  The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be $1,000,000 (the “Closing Amount”), plus the assumption of the Assumed Liabilities, subject to the adjustment in Section 2.9.

2.7           Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of counsel to the Company at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania, at 10:00 a.m. (local time) on March 22, 2010, or at such other time and place as the Parties may agree.  The date on which Closing occurs is sometimes referred to herein as the “Closing Date.”  Notwithstanding anything herein to the contrary, the Closing shall be effective as of 12:01 a.m., Pacific Daylight Time, on the Closing Date (the “Effective Time”).  Without limiting the generality of the foregoing, upon consummation of the Contemplated Transactions, all right, title and interest in and to the Purchased Assets, and risk of loss with regard thereto, will be deemed to have been passed to Buyer at the Effective Time.

2.8           Closing Obligations.  At the Closing:

(a)           The Company will deliver, or cause to be delivered, as applicable, to Buyer:

(i)            the Purchased Assets;

(ii)           a bill of sale transferring the Purchased Assets to Buyer, free and clear of any and all Encumbrances (except Permitted Encumbrances) in a form reasonably acceptable to Buyer and the Company (the “Bill of Sale”), executed by the Company;

(iii)          the Assignment and Assumption Agreement, executed by the Company;

(iv)          copies of all Required Consents;

(v)           instruments of assignment to Buyer of all Intellectual Property Assets of the Company relating to the Business;

(vi)          a sublease for the facility at 894 Faulstich Court, San Jose, California (the “Subleased Real Property”) in a form reasonably acceptable to Buyer and Company (the “Buyer Sublease”), executed by the Company, the landlord and the tenant;

(vii)         a transition services agreement in a form reasonably acceptable to Buyer and Company (the “Transition Services Agreement”), executed by the Company;

(viii)        employment agreements, in a form acceptable to Buyer in its sole discretion, executed by Mr. Jack McDonnal and Mr. Jerry Hornstein, respectively (each, an “Employment Agreement” and collectively, the “Employment Agreements”);

(ix)                                all releases, termination statements or satisfactions of all Encumbrances, other than Permitted Encumbrances, with respect to the Purchased Assets; and

(x)                                   such other deeds, bills of sale, endorsements, assignments, affidavits and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Purchased Assets, free and clear of any and all Encumbrances (except Permitted Encumbrances).

(b)                                 Buyer will deliver to the Company:

(i)                                     the Closing Amount by wire transfer at the account specified in writing to Buyer at least three (3) Business Days prior to the Closing;

(ii)                                  the Assignment and Assumption Agreement, executed by Buyer;

(iii)                               the Buyer Sublease, executed by Buyer;

(iv)                              the Transition Services Agreement, executed by Buyer; and

(v)                                 a resale certificate with respect to the Closing Inventory in the form required by the State of California Board of Equalization.

2.9                                 Purchase Price Adjustment.  The Purchase Price shall be adjusted as follows:

(a)                                  Estimated Closing Net Working Capital.  At least two (2) Business Days prior to the Closing Date, the Company will deliver to Buyer an estimated statement of the Closing Net Working Capital as of the Closing Date, which will be reasonably acceptable to the Buyer (the “Estimated Closing Net Working Capital”).  If the Estimated Closing Net Working Capital is greater than $1,300,486 (the “Net Working Capital Target”) then, on the Closing Date, the Closing Amount will be increased on a dollar for dollar basis by an amount equal to the Estimated Closing Net Working Capital less the Net Working Capital Target.  If the Net Working Capital Target is greater than the Estimated Closing Net Working Capital, then, on the Closing Date, the Closing Amount will be decreased on a dollar for dollar basis by an amount equal to the Net Working Capital Target less the Estimated Closing Net Working Capital.

(b)                                 Closing Statement.  Within ninety (90) days after the Closing Date, Buyer shall deliver to the Company a statement setting forth the following for the Business as of the Effective Time (the “Closing Statement”):  (i) a calculation of the Closing Net Working Capital and (ii) a calculation of the Adjustment Payment, if any, in accordance with Section 2.9(c).  The Closing Statement shall be prepared in accordance with the Accounting Principles.  The Closing Statement shall become final and binding upon Buyer and the Company on the thirtieth (30th) day following delivery thereof, unless the Company gives notice of disagreement with the Closing Statement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon Buyer and the Company on the earlier of (A) the date Buyer and the Company resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 15-day period following the delivery of a Notice of Disagreement, Buyer and the Company shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 15-day period, Buyer and the Company shall submit to an independent accounting firm (the “Accounting Firm”) for resolution, in accordance with the standards set forth in this Section 2.9, only matters that remain in dispute as were included in the Notice of Disagreement in accordance with this Section 2.9.  The Accounting Firm shall be an independent public accounting firm as shall be agreed upon by Buyer and the Company in writing; provided, that such independent public accounting firm shall not have provided material services to either party or their respective Affiliates during the immediately preceding three (3) years.  The Company and Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Accounting Firm any material relating to the disputed issues and to discuss the issues with the Accounting Firm. Buyer and the Company shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission.  The Accounting Firm shall make all determinations pursuant to this Section 2.9 in accordance with the Accounting Principles; provided, however, that no adjustment shall be made by the Accounting Firm in favor of the Company with respect to any item that was not included in the Company’s Notice of Disagreement.  The Accounting Firm’s decision shall be based solely on the submissions by Buyer and the Company and their respective Representatives and by reference to the terms of this Agreement.  The Accounting Firm shall address only those items in dispute.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.9 shall be borne by Buyer and the Company equally.

(c)                                  Purchase Price Adjustment.  The Purchase Price, as adjusted pursuant to Section 2.9(a), shall be subject to upward or downward adjustment on a dollar for dollar basis (the “Adjustment Payment”) in the event the Closing Net Working Capital shown on the Closing Statement, as finally determined (by agreement or otherwise) in accordance with Section 2.9(b), is greater or less than Estimated Closing Net Working Capital as follows:

(i)                                     the Purchase Price shall be subject to downward adjustment on a dollar for dollar basis in the event the Closing Net Working Capital shown on the Closing Statement as finally determined (by agreement or otherwise) in accordance with Section 2.9(b), is less than the Estimated Closing Net Working Capital.  The amount of any such Purchase Price adjustment (a “Deficiency Payment”) shall be paid to Buyer within five (5) Business Days after the amount of the Deficiency Payment has been finally determined.  The Deficiency Payment, if any, shall be paid in U.S. dollars and immediately available funds to a bank account specified in writing by Buyer.

(ii)                                  the Purchase Price shall be subject to upward adjustment on a dollar for dollar basis in the event the Closing Net Working Capital shown on the Closing Statement as finally determined (by agreement or otherwise) in accordance with Section 2.9(b) is greater than the Estimated Closing Net Working Capital.  The amount of any such Purchase Price adjustment (an “Excess Payment”) shall be paid to Company within five (5) Business Days after the amount of the Excess Payment has been finally determined.  The Excess Payment, if any, shall be paid in U.S. dollars and immediately available funds to a bank account specified in writing by the Company.

(d)                                 Books and Records.  During the period of time from and after the delivery of the Closing Statement through the final determination of the Closing Statement, the Company and/or its authorized Representatives shall have the right, during normal business hours and upon reasonable prior notice, to examine and have copies of those books and records of the Business relevant to the preparation of the Closing Statement, and may have reasonable access to employees of the Business directly involved in preparing the Closing Statement for purposes of asking questions relating thereto.  Such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of Buyer or the Business.

2.10                           Allocation of Consideration.  The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.10.  Such allocation shall be made in accordance with Section 1060 of the IRC.  Buyer and Company hereby recognize their mutual obligations pursuant to Section 1060 of the IRC to timely file Form 8594 (and subsequent supplementary Forms 8594, if required) reporting such allocation.  Buyer and Company shall each report the federal, state, foreign and local Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation for all Tax purposes and neither Buyer nor the Company will take any position inconsistent with such allocation unless otherwise required by Legal Requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows:

3.1                                 Organization and Good Standing.

(a)                                  Section 3.1 of the Disclosure Schedule contains a complete and accurate list for the Company of the following:  its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).  The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.  The Company has delivered to Buyer true and correct copies of its Organizational Documents, as currently in effect.

(b)                                 Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted to own or use the properties and assets that it purports to own or use.

3.2                                 Authority; No Conflict.

(a)                                  This Agreement and each of the other Transaction Documents to which the Company or Guarantor is a party constitutes the legal, valid, and binding obligations of the Company or Guarantor, as applicable, enforceable against Buyer or Guarantor, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.  Each of the Company and Guarantor has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)                                 Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

(i)                                     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or Guarantor, or (B) any resolution adopted by the board of directors or the stockholders of the Company or Guarantor;

(ii)                                  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to, challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Purchased Assets, or Guarantor, may be subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Business or the Purchased Assets;

(iv)                              contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)                                 result in the imposition or creation of any Encumbrance (except for Permitted Encumbrances) upon or with respect to any of the Purchased Assets.

(c)                                  Except as set forth in Section 3.2 of the Disclosure Schedule, the Company is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

3.3                                 Financial Statements.  Section 3.3 of the Disclosure Schedule sets forth the unaudited balance sheets of the Business for the fiscal years ended December 31, 2007, 2008 and 2009 and the related unaudited statements of income for the fiscal years then ended and the unaudited balance sheet of the Business for the month ended January 31, 2010 and the related unaudited statement of income for the one month period then ended (collectively, the “Financial Statements”).  Except as set forth in Section 3.3 of the Disclosure Schedule, the Financial Statements (a) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (b) fairly present the financial condition and the results of operations of the Business in all material respects as of the respective dates of and for the periods referred to in the Financial Statements, and (c) are true, complete and correct in all material respects.

3.4                                 Books and Records.  The books of account and other records of the Business, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

3.5                                 Title to Assets; Encumbrances; Leases.

(a)                                  The Company does not own any real property.

(b)                                 Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Company owns, leases or has the legal right to use all of the Purchased Assets and has good title to (or in the case of leased Purchased Assets, valid leasehold interest in the Purchased Assets), free and clear of all Encumbrances, except for (i) liens for current Taxes not yet due and payable and (ii) liens set forth in Section 3.5(b) of the Disclosure Schedule (collectively, “Permitted Encumbrances”). Except for the Retained Assets, the Purchased Assets when taken together with any assets or services to be provided by the Company pursuant to the Transition Services Agreement constitute substantially all of the assets, properties and rights necessary to conduct the Business immediately following the Closing in substantially the same manner as conducted by the Company immediately prior to the Closing.

(c)                                  The Subleased Real Property is the only parcel of real property in which the Company is a tenant, subtenant, landlord or sublandlord as of the date of this Agreement.  To the Knowledge of the Company, the Subleased Real Property is in compliance with all existing Legal Requirements, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all laws with respect to zoning, building, fire, safety, health codes and sanitation, except where such noncompliance would not reasonably be expected to have a material effect on the Company.  The Company has not received written notice of, nor have Knowledge of, any condition existing on the Subleased Real Property or any portion thereof that violates or would require any remediation under any existing Legal Requirement applicable to the Subleased Real Property.

(d)                                 The Company has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Subleased Real Property.  The Company has not received written notice of the existence of any outstanding Order or of any pending Proceeding, and, to the Knowledge of the Company, there is no such Order or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Subleased Real Property.

(e)                                  To the Knowledge of the Company, the current use of the Subleased Real Property does not violate in any respect any instrument of record or agreement affecting the Subleased Real Property, and there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Government Body having jurisdiction over the Subleased Real Property or the use or occupancy thereof.  No material damage or destruction has occurred with respect to the Subleased Real Property during the time the Subleased Real Property has been occupied by the Company.

(f)                                    All buildings and other improvements included within the Subleased Real Property (the “Company Improvements”) are, in all material respects, adequate to operate the Subleased Real Property as currently used.  With respect to the Company Improvements, the Company has all rights of access that are reasonably necessary for the operation of the Business.

(g)                                 All certificates of occupancy, permits, licenses, franchises, approvals and authorizations required by Legal Requirements (collectively, the “Real Property Permits”) of all Government Bodies having jurisdiction over the Subleased Real Property, the absence of which would be reasonably likely to cause a material adverse effect to the Company, have been lawfully issued to the Company to enable the Subleased Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used and are, as of the date hereof, in full force and effect.  The Company has not received any written notice from any Government Body having jurisdiction over the Subleased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit or requiring any remediation in connection with maintaining any Real Property Permit.

(h)                                 The Company is not obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Subleased Real Property or any portion thereof or interest therein.

3.6                                 Condition and Sufficiency of Leased Real Property.  The Leased Real Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put.  The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.7                                 Accounts Receivable.  All accounts receivable of the Business that are reflected on the Financial Statements or on the accounting records of the Business as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible, net of the respective reserves shown on the Financial Statements or on the accounting records of the Business as of the Closing Date (which reserves are adequate and calculated consistent with past practice).   Subject to such reserves, except as set forth in Section 3.7 of the Disclosure Schedule (the “Scheduled Accounts Receivable”), each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.  Subject to such reserves, each of the Scheduled Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred eighty (180) days after the day on which it first becomes due and payable.

3.8                                 Inventory.  All inventory of the Business consists solely of raw materials, supplies, work-in-process and finished goods and such inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of the Business except for slow moving, obsolete and damaged inventory.  All inventories not written off have been priced at the lower of cost or market on a retail method basis in accordance with GAAP consistently applied for all periods, with appropriate writedowns or reserves for slow moving, obsolete and damaged merchandise.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Business.  Section 3.8 of the Disclosure Schedule contains a list of all inventory of the Business and the location of all such inventory.  All such inventory is owned free and clear of any Encumbrances (except for Permitted Encumbrances). No inventory of the Business has been consigned to others, nor is any inventory consigned to the Company.

3.9                                 No Undisclosed Liabilities.  The Business has no Liabilities except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) as set forth in Section 3.9 of the Disclosure Schedule, and (iii) current Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet.

3.10                           Taxes.

(a)                                  The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  The Company has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Section 3.10(a) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

(b)                                 The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 2002.  Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 3.10(b) of the Disclosure Schedule, are being contested in good faith by appropriate proceedings.  There is no investigation by any Government Body presently pending or, to the Knowledge of the Company, threatened with respect to the Company, and the Company is not a party to Proceeding by any Governmental Body for the assessment or collection of Taxes, nor has any such event been asserted or threatened.  The Company is not currently pursuing an appeal of any Tax imposed against it. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  No claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by that jurisdiction.  Except as described in Section 3.10(b) of the Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c)                                  There exists no proposed Tax assessment against the Company.  No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company.  All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)                                 All Tax Returns filed by the Company are true, correct, and complete in all material respects.

3.11                           No Material Adverse Effects.  Except as set forth in Section 3.11 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Effect.

3.12                           Employee Benefits.

(a)                                  Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Benefit Plans.

(i)                                     No Company Benefit Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or subject to Section 412 or 430 of the IRC, Section 302 of Title I of ERISA or Title IV of ERISA and neither the Company nor any ERISA Affiliate has ever terminated or partially or fully withdrawn from any such plan.

(ii)                                  No Company Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413 of the IRC), and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to, or incurred any liability in respect of a contribution to, any such plan.

(iii)                               No Company Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) is funded by a trust or subject to Section 419 or 419A of the IRC.

(b)                                 Except as set forth in Section 3.12(b) of the Disclosure Schedule:

(i)                                     Each Company Benefit Plan intended to qualify under Section 401(a) of the IRC and each corresponding trust exempt under Section 501 of the IRC has received or is the subject of a current favorable determination or opinion letter from the IRS and nothing has occurred which would reasonably be expected to cause the loss of such qualification.

(ii)                                  All Company Benefit Plans have been administered in all material respects in accordance with their terms and applicable Legal Requirements, including ERISA and the IRC.

(iii)                               No non-exempt “prohibited transaction” within the meaning of ERISA § 406 or IRC § 4975(c) has occurred with respect to any Company Benefit Plan.

(iv)                              No Company Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA provides for continuing death benefits, life insurance, medical or health benefits coverage with respect to current or former employees of the Company after retirement or other termination of service, except to the extent required under ERISA § 601 et seq., IRC § 49080B or other similar law.

(v)                                 Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Benefit Plan is pending or, to the Knowledge of the Company, is threatened.

3.13                           Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Section 3.13(a) of the Disclosure Schedule:

(i)                                     The Company is, and at all times since January 1, 2007 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;

(ii)                                  no event has occurred that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               the Company has not received, at any time since January 1, 2007, any written notice from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Section 3.13(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company relating to the Business or that otherwise relates to the Purchased Assets.  Each Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Section 3.13(b) of the Disclosure Schedule:

(i)                                     the Company is, and at all times since January 1, 2007 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.13(b) of the Disclosure Schedule;

(ii)                                  no event has occurred that may (with or without notice or lapse of time) (A) constitute or result in a material violation of or a failure to comply in any material respects with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedule, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedule;

(iii)                               the Company has not received, at any time since January 1, 2007, any written notice from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.13(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)                                  The Governmental Authorizations listed in Section 3.13(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner currently conducted and to permit the Company to own and use the Purchased Assets in the manner in which it currently owns and uses the Purchased Assets.

(d)                                 Section 3.13(d) of the Disclosure Schedule contains a  true, correct and complete list of all products manufactured and/or sold by the Company which are listed on the United States Munitions List (Part 121 of the International Traffic in Arms Regulations (“ITAR”)), together with the correct ITAR category number for each listed product.  Section 3.13(d) of the Disclosure Schedule also lists the current, correct registration code of the Company’s parent issued by the Directorate of Defense Trade Controls pursuant to Part 122 of ITAR, which registration code also covers the Company and which registration is not transferable to Buyer.  The Company has operated the Business in compliance with all federal laws, regulations and rules relating to the export of products and information and has not exported any products or technical information requiring a license from any US governmental agency.

3.14                           Legal Proceedings; Orders.

(a)                                  Except as set forth in Section 3.14(a) of the Disclosure Schedule, there has not been since September 2, 2005 and there is currently no pending Proceeding:

(i)                                     by or against the Company that involves the Business or the Purchased Assets; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company, no such Proceeding has been threatened.

(b)                                 There is no Order to which the Company or any of the Purchased Assets is subject.

(c)                                  To the Knowledge of the Company, no employee of the Company is subject to any Order that prohibits such officer, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

(d)                                 The Company is, and at all times since January 1, 2007 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

(e)                                  No event has occurred that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply in any material respect with any term or requirement of any Order to which the Business or the Purchased Assets is subject.

(f)                                    Except as set forth in Section 3.14(f) of the Disclosure Schedule, the Company has not received, at any time since January 1, 2007, any written notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of the Purchased Assets is or has been subject.

3.15                           Absence of Certain Changes and Events.  Except as set forth in Section 3.15 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Business has been conducted only in the ordinary course of business and there has not been any:

(a)                                  change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of the Company’s capital stock; issuance by the Company of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except for the declaration or payment of any cash dividends or distributions;

(b)                                 amendment to the Company’s Organizational Documents;

(c)                                  payment or increase, decrease, or cessation by it of any bonuses, salaries, or other compensation to any officer, or (except in the ordinary course of business) employee or entry into any employment, severance, consulting, independent contractor, or similar Contract with any officer, or employee relating to the Business;

(d)                                 adoption of, or increase, decrease, or cessation in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Business;

(e)                                  damage to or destruction or loss of any Purchased Assets, whether or not covered by insurance;

(f)                                    entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to it of at least $25,000;

(g)                                 sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property or mortgage, pledge, or imposition of any Encumbrance (except Permitted Encumbrances) on any material assets or property, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)                                 cancellation or waiver of any claims or rights with a value to it in excess of $25,000;

(i)                                     material change in accounting methods used; or

(j)                                     agreement, whether oral or written, by it to do any of the foregoing.

3.16                           Contracts; No Defaults.

(a)                                  Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered to Buyer true and complete copies, of:

(i)                                     each Applicable Contract that involves performance of services or delivery of goods or materials to the Business of an amount or value in excess of $25,000;

(ii)                                  each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts by the Business in excess of $25,000;

(iii)                               each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(iv)                              each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

(v)                                 each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vi)                              each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Business with any other Person;

(vii)                           each Applicable Contract containing covenants that in any way purport to restrict its (or any of its Affiliates’) business activity or limit its (or any of its Affiliates’) freedom to engage in any line of business or to compete with any Person;

(viii)                        each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)                                each Applicable Contract for capital expenditures in excess of $25,000;

(x)                                   each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Business other than in the ordinary course of business; and

(xi)                                each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)                                 To the Knowledge of the Company, no officer, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)                                  Each Contract of the Company, including those identified or required to be identified in Section 3.16(a) of the Disclosure Schedule, is in full force and effect and is valid and enforceable against the Company in accordance with its terms.

(d)                                 Except as set forth in Section 3.16(d) of the Disclosure Schedule:

(i)                                     the Company is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

(ii)                                  to the Knowledge of the Company, each other Person that has or had any obligation or liability under any Contract relating to the Business under which and the Company has or had any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii)                               no event has occurred that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Knowledge of the Company, other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)                              the Company has not given to or received from any other Person any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

3.17                           Insurance.

(a)                                  The Company has delivered to Buyer true and complete copies of all declaration pages policies of insurance to which it is a party or under which it is or has been covered at any time within the two (2) years preceding the date of this Agreement.

(b)                                 Except as set forth in Section 3.17(b) of the Disclosure Schedule, all policies of insurance to which the Company is a party or that provide coverage with respect to the Purchased Assets: (i) are valid, outstanding, enforceable against the Company and, to the Company’s Knowledge, enforceable against the applicable issuer and (ii) are sufficient for compliance with all Legal Requirements and requirements in all Contracts.

(c)                                  The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

(d)                                 The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which it is a party.

(e)                                  The Company has given proper and effective notice to the insurer of all claims that may be insured thereby.

3.18                           Environmental Matters.  Except as set forth in Section 3.18 of the Disclosure Schedule:

(a)                                  The Company is, and at all times has been, in compliance with Environmental Law.  The Company has not received, any actual or threatened Order or written notice from (i) any Governmental Body, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, Released, or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, received or Released.

(b)                                 There are no pending or, to the Knowledge of the Company, threatened Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c)                                  The Company does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest.

(d)                                 There has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, treated, produced, imported, used, disposed, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(e)                                  The Company has delivered to Buyer true and complete copies and results of any reports, communications, notices, orders, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

3.19                           Employees.

(a)                                  Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company, including each employee on authorized or unauthorized leave of absence or layoff status:  name; job title; current compensation paid or payable and any change in compensation since January 1, 2009; and accrued paid leave (including vacation).

(b)                                 To the Knowledge of the Company, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of the Company, or (ii) the ability to conduct the Business, including any Proprietary Rights Agreement with the Company by any such employee.

(c)                                  No offer of employment has been made by the Company to any individual that has not yet been accepted or which has been accepted but the individual’s employment has not started.

3.20                           Labor Relations; Compliance.

(a)                                  Since January 1, 2007, the Company has not been nor is a party to any collective bargaining agreement or other labor Contract relating to the Business, and no labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employee.

(b)                                 Within the past three (3) years, the Business has not effectuated (A) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or, (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business; nor has the Business engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(c)                                  Except as set forth in Section 3.20(c) of the Disclosure Schedule, since January 1, 2007, there has not been, there is not presently pending or existing, and to the Knowledge of the Company there is not threatened, any of the following with respect to the Business:

(i)                                     any formal union organizing campaigns or representation proceedings;

(ii)                                  any application for certification of a collective bargaining agent;

(iii)                               any strike, slowdown, picketing or work stoppage; or

(iv)                              any Proceeding involving an alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or other labor or employment dispute or claim against or affecting the Business or its premises, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Department of Justice, a state or federal court, or any Governmental Body.

(d)                                 There is no lockout of any employees by the Business, and no such action is contemplated by the Business.

(e)                                  The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, fair employment practices, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, unemployment compensation, collective bargaining, the payment and withholding of social security and similar Taxes, occupational safety and health, and plant closing or mass layoff notices.  The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(f)                                    Except as set forth in Section 3.20(f) of the Disclosure Schedule, the Company has not failed to pay when due any wages, bonuses, commissions, benefits, penalties or assessments or other monies that are material in amount, owed to, or arising out of the employment of or any relationship or arrangement with, any employee, sales representative, contractor, consultant or other agent, except where such failure to pay is the result of a bona fide good faith dispute by it regarding the existence of or amount of such payment obligation.

(g)                                 Except as set forth in Section 3.20(g) of the Disclosure Schedule, since January 1, 2007 there have been no filed or, to the Knowledge of the Company, threatened, citations, investigations, audits, administrative proceedings, charges, or complaints of violations of any federal, state or local employment laws with respect to the Business.  This includes, without limitation, any audits or investigations conducted by the Department of Labor, the Equal Employment Opportunity Commission, the Department of Justice or any other Governmental Body, regarding compliance with any of the following:

(i)                                     the Fair Labor Standards Act or any other wage and hour laws;

(ii)                                  Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other laws prohibiting employment discrimination; and

(iii)                               the Fair Employment & Housing Act or any other applicable state or local laws governing employment.

3.21                           Intellectual Property.

(a)                                  Section 3.21(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for (i) any license implied by the sale of a product, (ii) perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee and (iii) licenses for the software listed on Section 3.21(a)(ii) of the Disclosure Schedule (subsection (iii) of this Section 3.21(a) only, the “Specified Software”).  There are no outstanding and, to the Knowledge of the Company, no threatened disputes or disagreements with respect to any such agreement.

(b)                                 Except as set forth in Section 3.21(b) of the Disclosure Schedule, each current employee of the Business has executed written Contracts with the Company that assigns to the Company all rights to any inventions, improvements, discoveries, or information relating to the Business.  To the Knowledge of the Company, no employee of the Business has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(c)                                  (i)                                     Section 3.21(c) of Disclosure Schedule contains a complete and accurate list of all Patents and pending Patent applications relating to the Business.  Except as set forth on Section 3.21(c) of the Disclosure Schedule, the Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

(ii)                                  All Patents that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within sixty (60) days after the Closing Date.

(iii)                               No Patent has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company, no such action is threatened with the respect to any of the Patents.

(iv)                              To the Knowledge of the Company, there is no patent or patent application of any third party infringing on a Patent.

(v)                                 None of the Patents used by the Business infringes or, to the Knowledge of the Company, is alleged to infringe any patent of any third party.

(vi)                              All products and materials containing a Patent bear the proper federal registration notice where permitted by Legal Requirement.

(d)                                 (i)                                     Section 3.21(d) of Disclosure Schedule contains a complete and accurate list of all Marks relating to the Business.  Except as set forth on Section 3.21(d) of the Disclosure Schedule, the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

(ii)                                  All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within sixty (60) days after the Closing Date.

(iii)                               No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company, no such action is threatened with the respect to any of the Marks.

(iv)                              To the Knowledge of the Company, there is no trademark or trademark application of any third party infringing on a Mark.

(v)                                 None of the Marks used by the Business infringes or, to the Knowledge of the Company, is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)                              All products and materials containing a Mark bear the proper federal registration notice where permitted by Legal Requirement.

(e)                                  (i)                                     Section 3.21(e) of Disclosure Schedule contains a complete and accurate list of all registered Copyrights relating to the Business.  Except as set forth on Section 3.21(e) of the Disclosure Schedule, the Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

(ii)                                  All Copyrights that have been registered with the United States Copyright Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within sixty (60) days after the Closing Date.

(iii)                               No Copyright has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company, no such action is threatened with the respect to any of the Copyrights.

(iv)                              To the Knowledge of the Company, there is no copyright or copyright application of any third party infringing on a Copyright.

(v)                                 None of the Copyrights used by the Business infringes or, to the Knowledge of the Company, is alleged to infringe any copyright of any third party.

(vi)                              All products and materials containing a Copyright bear the proper federal registration notice where permitted by Legal Requirement.

(f)                                    (i)                                     The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(ii)                                  The Company has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company, as applicable) or to the detriment of the Business.  To the Company’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.22                           Certain Payments.  Since January 1, 2007, neither the Company nor any director, officer, agent, or employee of the Company, or to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Business, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

3.23                           Product Warranty.  To the Knowledge of the Company, since January 1, 2007, each Product sold by the Business has been in conformity with all applicable material contractual commitments and all express and implied warranties.  The Business has no Liability in excess of the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Business and in accordance with GAAP (the “Warranty Reserve”).  Section 3.23 of the Disclosure Schedule sets forth a complete and accurate copy of the Company’s product warranty policy in effect on the date hereof (the “Product Warranty”).  No Product sold by the Business prior to the Closing Date is subject to any warranty other than the Product Warranty.

3.24                           Product Liability.  To the Knowledge of the Company, the Business has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product sold by the Business prior to the Closing Date.

3.25                           Brokers or Finders.  Except as set forth on Section 3.25 of the Disclosure Schedule, neither the Company nor its agents have incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.  At the Closing, the Company shall have no Liability for or shall have paid any costs, fees or expenses incurred by the Company or to which it is obligated to pay in connection with the negotiation, execution, delivery of and performance under this Agreement, including but not limited to, fees and costs of professionals such as attorneys, bankers, consultants, accountants and financial advisors (the “Transaction Costs”).

3.26                           Guaranties and Indebtedness.

(a)                                  Except as set forth in Section 3.26(a) of the Disclosure Schedule, the Company has not assumed, guaranteed, endorsed, agreed to indemnify or otherwise become liable or contingently liable with respect to the obligations, Indebtedness or liabilities of any nature (whether accrued, absolute, contingent or otherwise) of any other Person.

(b)                                 Except as set forth in Section 3.26(b) of the Disclosure Schedule, the Company does not have any liabilities in respect of Indebtedness.

3.27                           Disclosure.  No representation or warranty of the Company in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1                                 Organization and Good Standing.  Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.

4.2                                 Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity. Buyer has the corporate power and authority to execute and deliver this Agreement.

(b)                                 Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Organizational Documents;

(ii)                                  any Legal Requirement or Order to which Buyer may be subject; or

(iii)                               any Contract to which Buyer is a party or by which Buyer may be bound.

Other than with to any required Consent that has been obtained by the Buyer, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3           Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.4           Brokers or Finders.  Buyer and its officers and agents have incurred no Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

ARTICLE V

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

5.1           Deliveries.  Company shall have made the deliveries contemplated by Section 2.8(a).

5.2           Required Consents.  Each Required Consent shall have been obtained and shall be in full force and effect.

5.3           Representations and Warranties; Covenants.  (i) The representations and warranties of the Company and Guarantor contained in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Company which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or prior to the Closing shall have been complied with in all material respects; and (iii) the Buyer shall have received a certificate from the Company as to the matters set forth in clauses (i) and (ii) above.

ARTICLE VI

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to sell the Purchased Assets and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived only by the Company in whole or in part):

6.1           Deliveries.  Buyer shall have made the deliveries contemplated by Section 2.8(b).

6.2           Representations and Warranties; Covenants.  (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Buyer which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Buyer at or prior to the Closing shall have been complied with in all material respects; and (iii) the Company shall have received a certificate from the Buyer as to the matters set forth in clauses (i) and (ii) above.

ARTICLE VII

INDEMNIFICATION; REMEDIES

7.1           Survival; Right to Indemnification Not Affected by Knowledge.

(a)           Subject to Section 7.4, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

(b)           Notwithstanding anything contained in this Agreement, the rights of Buyer, the Company and/or their respective Affiliates to indemnification, reimbursement or any other remedy based upon any representations, warranties, covenants and obligations set forth in the Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition requiring the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations or warranties’ inaccuracy and/or covenants or obligations’ non-performance and/or non-compliance.  Each of these representations, warranties, covenants and/or obligations are meant as contractual rights of Buyer and the Company.

7.2           Indemnification and Payment of Damages by the Company.  The Company will indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:

(a)           any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement, the Disclosure Schedule or in any certificate delivered by the Company pursuant to this Agreement;

(b)           any breach by the Company of any covenant or obligation of the Company in this Agreement;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(d)           the failure of the Company to assume, pay, perform and discharge the Retained Liabilities;

(e)           any failure to comply with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Purchased Assets to Buyer; and

(f)            any past due license or maintenance fees with respect to the Specified Software; provided; however, that the Company shall have no indemnification obligation under this Section 7.2(f) with respect to such past due license or maintenance fees if the applicable licensor seeks to recover such license fees as a result of Buyer or its Affiliates initially contacting the applicable licensor with respect to the use of the Specified Software (and, for the avoidance of doubt, the Buyer shall be entitled to indemnification pursuant to this Section 7.2(f) if the applicable licensor initially contacts the Buyer or its Affiliates).

7.3           Indemnification and Payment of Damages by Buyer.  Buyer will indemnify and hold harmless the Company, and will pay to the Company the amount of any Damages arising from or in connection with:

(a)           any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)           any breach by Buyer of any covenant or obligation of Buyer in this Agreement; and

(c)           the failure of the Buyer to pay, perform, and discharge any Assumed Liabilities (other than those relating to a breach or inaccuracy of a representation, warranty, or covenant of the Company );

7.4           Time Limitations.  The Company shall have no liability (for indemnification or otherwise) with respect to any claim for indemnification pursuant to Section 7.2(a), unless on or before the date eighteen (18) months following the Closing Date, Buyer notifies the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that any claim with respect to Section 3.21 may be made up to the third (3rd) anniversary of the Closing Date, and provided, further, any claim with respect to Section 3.2(a), Section 3.5(b), Section 3.10, Section 3.12, Section 3.18, Section 3.21 or Section 3.25 (such representations and warranties collectively, the “Fundamental Representations”), or any claim of fraud or intentional misrepresentation, may be made at any time up to the expiration of all applicable statutes of limitation.  Buyer will have no liability (for indemnification or otherwise) with respect to any claim for indemnification pursuant to Section 7.3(a), unless on or before the date eighteen (18) months following the Closing Date the Company notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company; provided, however, that any claim with respect to Section 4.2(a) or Section 4.4 may be made at any time up to the expiration of all applicable statutes of limitation.

7.5           Limitations on Amount—The Company.  Notwithstanding anything in this Agreement to the contrary, the Company will have no liability for indemnification under Section 7.2(a) until all claims for indemnification against the Company exceed Fifty Thousand

Dollars ($50,000) (the “Aggregate Basket”).  Once the aggregate claims for indemnification against the Company exceed the Aggregate Basket, then Buyer shall be entitled to recover the entire amount of such Aggregate Claims under Section 7.2(a) (subject to the limitations contained in Section 7.4); provided, however, that except as provided in the following sentence, the aggregate liability for indemnity claims under Section 7.2(a) shall not exceed in the aggregate Five Hundred Thousand Dollars ($500,000) (the “Liability Cap”).  Notwithstanding the foregoing, (i) any claims pursuant to Section 7.2(a) for indemnity by Buyer under this Agreement relating to the Fundamental Representations (except for Section 3.18) or intentional misrepresentation or fraud shall neither be subject to the Aggregate Basket nor the Liability Cap and (ii) any claims pursuant to Section 7.2(a) for indemnity by Buyer under this Agreement related to Section 3.18 shall be subject to the Aggregate Basket, but the aggregate liability for indemnity claims under Section 7.2(a) related to Section 3.18, when added to the aggregate of all other claims by Buyer for indemnification under Section 7.2(a), shall not exceed the Purchase Price.

7.6           Limitations on Amount—Buyer.  Notwithstanding anything in this Agreement to the contrary, Buyer will have no liability for indemnification under Section 7.3(a) until all claims for indemnification against the Buyer exceed the Aggregate Basket.  Once the aggregate claims for indemnification against the Buyer exceed the Aggregate Basket, then the Company shall be entitled to recover the entire amount of such Aggregate Claims under Section 7.3(a); provided, however, that except as provided in the following sentence, the aggregate liability for indemnity claims under Section 7.3(a) shall not exceed the Liability Cap.  Notwithstanding the foregoing, any claims for indemnity by Company under this Agreement relating to Section 4.2(a) or Section 4.4 shall not be subject to the Aggregate Basket nor the Liability Cap.

7.7           Procedure For Indemnification—Third-Party Claims.

(a)           Promptly after receipt by an indemnified party under Article VII of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Article, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 7.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

7.8           Sole Remedy.  From and after the Closing, the remedies provided in this Article VII shall be the sole remedy of the Indemnified Persons and the Company for any claim arising out of this Agreement and the Contemplated Transactions or any law or legal theory applicable thereto, including the breach of any representation, warranty or covenant contained in this Agreement and Schedules to this Agreement; provided, that nothing contained in this Agreement shall limit or impair any right that any Indemnified Person or the Company may have to sue and obtain equitable relief, including specific performance and other injunctive relief or any right or remedy that any Indemnified Person or the Company may have against the Company or Buyer on account of fraud or intentional misrepresentation.

7.9           Insurance and Third Party Recoveries; Certain Qualifiers.  Any Damages for which indemnification is provided to any Indemnified Person or the Company under this Article VII shall be net of any amounts actually recovered by an Indemnified Person or the Company from third parties (including amounts actually recovered under insurance policies) with respect to such Damages after having subtracted from the amounts so recovered the costs incurred by an Indemnified Person or the Company in pursuing such recovery and any increased premium costs as a result of making such claim.  Notwithstanding the prior sentence, no Indemnified Person will be obligated to pursue any such recovery from an insurer or incur any costs and expenses in connection therewith and such Indemnified Person’s rights to indemnification under this Article VII are not conditioned upon seeking any such recovery.  Notwithstanding anything to the contrary herein, for the purposes of determining Damages (and not for determining whether a breach has occurred), each representation, warranty, covenant and agreement made by the Company will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation, warranty, covenant or agreement.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1           Confidentiality.  After the Closing, the Company shall, and shall cause its Affiliates, to hold in confidence and not use any confidential information that after Closing is in the possession of the Company or its Affiliates concerning the Business, the Purchased Assets, Buyer or any Affiliate of Buyer, or any information regarding the terms of this Agreement or any other Transaction Document.  The Company shall not release or disclose any such information to any Person other than Buyer and its authorized Representatives, except as may be necessary to comply with the requirements of any law, governmental order or regulation, stock exchange rule or regulation or legal proceeding, and then only after notice to the other Parties. Notwithstanding the foregoing, the confidentiality obligations of this Section 8.1 shall not apply to information (a) that the Company or its Affiliates is compelled to disclose by judicial or administrative process, or by other mandatory Legal Requirements, (b) that can be shown to have been generally known within the industry or available to the general public, other than as a result of a breach of this Section 8.1, (c) that can be shown to have been provided to the Company or its Affiliates by a third party who obtained such information other than from the Company or its Affiliates and other than as a result of a breach of this Section 8.1, (d) regarding the mere existence of this Agreement or (e) provided to professional advisors of the Company.

8.2           Maintenance of, and Access to, Records.

(a)           By the Company.  After the Closing, the Company shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business which are retained by the Company.  The Company shall preserve and maintain any books and records relating to the Business and retained by it for at least three (3) years after the Closing Date.

(b)           By Buyer.  From and after the Closing, Buyer shall, whenever reasonably requested by the Company (including reasonable prior notice to Buyer) and during normal business hours, permit the Company or its Representatives to have access to such business records (including, without limitation, computer files) turned over to Buyer pursuant to this Agreement as may be reasonably required by the Company in connection with the closing of the Company’s books, the preparation of the Company’s financial statements, any audit or investigation by any Governmental Authority, or any matter relating to insurance coverage or third party claims, in each such case to the extent relating to the operation of the Business prior to the Closing.  Buyer shall, upon not less than two Business Days prior notice by the Company to, and the agreement (not to be unreasonably withheld or delayed) by Buyer, allow the Company reasonable access to former employees of the Company or employees of Buyer that are not former employees of the Company, for the purpose of assisting the Company in connection with any of the foregoing matters.  Buyer shall use commercially reasonable efforts to preserve and maintain all records relating to the Business which are part of the Purchased Assets for at least three (3) years after the Closing Date.

8.3           Accounts Receivable; Retained Liabilities.  After the Closing, Buyer shall have the right and authority, and the Company hereby appoints Buyer as its attorney-in-fact to ask for, demand, take, collect, sue for and receive all Accounts Receivable purchased hereunder (and to enforce all rights and remedies in connection therewith) as Purchased Assets and other items transferred and assigned by the Company hereunder as Purchased Assets, and to endorse in the name of the Company as Buyer’s property any checks received on Accounts Receivable or other items.  The Company will pay, or make adequate provision for the payment, in full all of the Retained Liabilities of the Company under this Agreement.  If any such Retained Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Purchased Assets or conduct of the Business previously conducted by the Company with the Purchased Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but will have no obligation to do so) and set off and deduct the full amount of all such payments from any amount payable to the Company and the Company will indemnify and hold the Buyer harmless with respect to such payments.

8.4           Employee Matters.

(a)           Employee Benefits.  The Company shall retain all Liabilities in respect of its past, present and future employees (and, as applicable, their spouse and dependents) under Company Benefit Plans and Legal Requirements.  Without limiting the generality of the foregoing, Buyer is not assuming and shall have no Liability whatsoever with respect to Company Benefit Plans.

(b)           Continuing Employees.  The Company shall terminate all employees employed in the Business as of the Closing Date.  Buyer may, but is not obligated to, offer employment to such terminated employees on such terms and conditions as Buyer may determine in its sole discretion.  In no event shall Buyer be liable or responsible for paying or providing any severance benefits to any employee or former employee of the Company.

(c)           COBRA.  Effective as of the Closing Date, Buyer shall be exclusively responsible for complying with the notice and continuation requirements of section 4980B of the IRC and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (“COBRA”) with respect to the employees of the Company that are hired by Buyer and their qualified beneficiaries by reason of any qualifying event, and the Company shall not have any further obligation or liability to provide rights under COBRA to any such employees or qualified beneficiaries.

(d)           WARN Act Compliance.  If the Company takes any action that could be construed as a “plant closing” or “mass layoff”, or that results in any employee retained or employed suffering or deeming to have suffered any “employment loss”, as those terms are defined in the WARN Act, the Company shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act for failure to provide appropriate notice.

(e)           Payment of Wages.  On or prior to the Closing Date, the Company shall be responsible for making all payments to employees required under any federal, state or local wage and hour law, including, without limitation, the payment of accrued wages and vacation time.

8.5           Change in and Use of Corporate Name.  Within two (2) Business Days after the Closing Date, the Company shall take all such actions as may be required to change the Company’s name to one distinctly different in sound and appearance from its present name, including, but not limited to, filing a name change amendment with the California Secretary of State and filing an appropriate name change notice in the appropriate office in each state where the Company is qualified to do business.  After the Closing, the Company will not engage in the transaction of business using the name “RO Associates” or any similar variant thereof.

8.6           Warranty Claims.  If, after the Closing, a customer makes a warranty claim with respect to any product sold by the Company prior to the Closing Date (a “Warranty Claim”), then Buyer shall administer and resolve such Warranty Claim to completion in accordance with the Product Warranty.  The cost for each Warranty Claim shall be charged against the Warranty Reserve in an amount equal to Buyer’s cost incurred in resolving the claim in accordance with the Product Warranty (the “Warranty Cost”).  To the extent that the aggregate Warranty Cost incurred under this Section 8.6 exceeds an amount equal to the Warranty Reserve (the “Warranty Threshold Amount” and such excess, if any, the “Reimbursable Warranty Cost”).  The Company shall, upon written demand (which shall include supporting documentation relating to the Warranty Claims for which Reimbursable Warranty Cost is being demanded as well as a schedule prepared by Buyer itemizing all of the previous Warranty Cost (including, customer name, date of Warranty Claim, defective part and the applicable Warranty Cost), promptly reimburse Buyer in an amount equal to the Reimbursable Warranty Cost.  The Warranty Reserve shall only be used with respect to Warranty Claims.

8.7           Non-Competition; Non-Solicitation; Non-Hire.  As additional consideration for Buyer’s entry into this Agreement and consummation of the Contemplated Transactions, for which the Company and Guarantor each acknowledges that Buyer would not enter into this Agreement without the benefit of the provisions set forth in this Section 8.7, each of the Company and Guarantor agrees that the following restrictions on such Person’s activities following the Closing Date are necessary, appropriate and reasonable to protect the Purchased Assets being acquired and other legitimate interests of the Buyer and its Affiliates:

(a)           Non-Competition.  For a period of five (5) years immediately following the Closing Date (the “Restricted Period”), each of the Company and Guarantor will not, anywhere in the world, directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, invest in, own, manage, operate, finance, control, advise, render services as an employee, independent contractor, or otherwise, or guarantee the obligations of any Person engaged in or planning to become engaged in a Competing Business; provided, however, that the ownership of less than 5% of the outstanding stock of any publicly traded company shall not by itself be deemed to be a violation of this provision.

(b)           Non-Solicitation.  During the Restricted Period, each of the Company and Guarantor will not, directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, (i) perform, sell, or otherwise provide services in any capacity with respect to a Competing Business, or (ii) solicit, induce, influence or encourage any Specified Customer or Customer Project to terminate or diminish their usage of Company products.  In addition, each of the Company and Guarantor will not directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, compete for business in connection with any of the uses specified in connection with the current Customer Project.  For purposes of this Section 8.7, a (i) “Specified Customer” means those customers listed on Schedule 8.7A attached hereto and (ii) “Customer Project” means those projects listed on Schedule 8.7B attached hereto.

(c)           Non-Hire.  For a period of three (3) years immediately following the Closing Date, each of the Company and Guarantor will not directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, solicit, hire or engage in any capacity any employee of Buyer or its Affiliates (or any person or entity who was an employee of Buyer or its Affiliates within twelve (12) months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of Buyer or its Affiliates to discontinue such employment.

(d)           For the purposes of this Section 8.7, a “Competing Business” means the design, manufacture or sale of (i) industry standard, and modified industry standard low voltage, DC to DC brick power supply units and/or (ii) industry standard brick power factor correction units (PFC).  For the avoidance of doubt, “Competing Business” shall specifically not include the design, manufacture or sale of (i) power supplies (other than with respect to industry standard bricks) that are manufactured to customer specifications and that are sold to such customer, (ii) VME power supplies or derivatives thereof, (iii) VPX power supplies or derivatives thereof, (iv) the manufacture and sale of “Quad” product series by XCEL as it exists as of the date of this Agreement and any value added reseller activities with respect thereto, or (v) the manufacture and sale of the Powermite product series by Pascall as it exists as of the date of this Agreement and any value added reseller activities with respect thereto.

(e)           Subsequent Transaction.  Subject to the last sentence of this Section 8.7(e), none of the provisions of this Section 8.7 shall operate to prohibit, hinder, impede or restrict from engaging in a Competing Business in any way, any unaffiliated Person (an “Acquirer”) which by way of takeover, acquisition, merger, combination or similar transaction (an “Acquisition Transaction”) acquires a controlling interest in EMRISE Corporation or any of its Affiliates, including Seller or Guarantor, after the Closing, provided, however, that EMRISE Corporation and its Affiliates that are in existence immediately prior to the consummation of the Acquisition Transaction shall continue to be subject to the provisions of this Section 8.7 after the Acquisition Transaction for the remainder of the Restricted Period.  Furthermore, if (and only if) the Acquirer or any of its Affiliates in existence prior to the consummation of the Acquisition Transaction (the “Acquirer Affiliates”) are not engaging in the Competing Business at the time of the consummation of the Acquisition Transaction, then Acquirer and the Acquirer Affiliates shall be prohibited, during the remainder of the Restricted Period, from (i) soliciting, inducing, influencing or encouraging any Specified Customer or Customer Project to terminate or diminish their usage of Company products or (ii) competing for business in connection with any of the uses specified in connection with the current Customer Project.

(f)            Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 8.7 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 8.7 will be enforceable as so modified.

(g)           Enforcement of Covenant.  The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 8.7 is an inadequate remedy.  In recognition of the irreparable harm that a violation by the Company or Guarantor of any of the covenants, agreements or obligations arising under this Section 8.7 would cause Buyer or its Affiliates, each of the Company and Guarantor agrees that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threatened violation or violations may be issued against any the Company or Guarantor without showing actual monetary damages or posting of a bond or other security.  In the event of an action to enforce the covenants in this Section 8.7, the prevailing Party will be entitled to be reimbursed by the other Party for reasonable attorney’s fees  and other expenses incurred by the prevailing Party with respect to such enforcement action; provided, however, Buyer shall be entitled to be reimbursed by the Company or Guarantor in the event the Company or Guarantor challenges the enforceability or reasonableness of any of the provisions of this Section 8.7.  Each of Buyer’s Affiliates will have the right to enforce each of the Company’s and Guarantor’s obligations set forth in this Section 8.7.

8.8           Payment of Taxes.  The Company shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

ARTICLE IX

GENERAL PROVISIONS

9.1           Expenses.  Buyer and the Company shall bear and pay all costs and expenses (including legal and accountants’ fees and expenses and broker fees) incurred by such Party in connection with this Agreement and the Contemplated Transactions.

9.2           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

Buyer:	Astrodyne Corporation 35 Hampden Road Mansfield, MA 02048-1807 Phone: (508) 823-8080 Fax: (508) 339-0375

with a copy to (which does not constitute notice):

Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Attention: Sean P. Kearney Phone: (612) 492-7128 Fax: (612) 492-7077
and

Audax Management Company, LLC 101 Huntington Avenue Boston, MA 02199 Attention: General Counsel Facsimile: (617) 859-1600

The Company or Guarantor:	EMRISE Power Systems, Inc. c/o EMRISE Corporation 611 Industrial Way Eatontown, New Jersey 07724 Attention: Carmine T. Oliva Telephone: (732) 460-0212 Facsimile: (732) 460-0214

with a copy to (which does not constitute notice):

Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 Attention: Jennifer L. Miller Phone: (215) 864-8619 Fax: (215) 864-8999

9.3           Governing Law; Forum.  This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles.   Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, and, by execution and delivery of this Agreement, each Party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum

9.4           Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.5           Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.6           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

9.7           Disclosure Schedule.  The inclusion of any matter in any section of the Disclosure Schedule shall qualify only (a) the corresponding section of the Disclosure Schedules and (b) other sections in the Disclosure Schedule only to the extent that it is reasonably apparent from a reading of the disclosure and such other sections that such disclosure also relates to such other section of the Disclosure Schedule.

9.8           Assignments, Successors, and No Third-Party Rights.  Neither Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that (i) Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer and (ii) Buyer will be entitled to assign its rights and obligations under this Agreement and the agreements entered into pursuant to this Agreement for collateral security purposes to any lender providing financing to the Buyer and its Affiliates and to any purchaser of all or substantially all of the assets of the Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

9.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10         Section Headings, Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” and “Section” or “Sections” refer to the corresponding Article or Articles and Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.11         Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.12         Specific Performance.  All of the Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, all of the Parties agree that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy.

9.13         Guaranty.  Guarantor shall be responsible for and hereby guarantees the full, complete and timely compliance with and performance, subject to the terms and conditions applicable to the Company hereunder, of all of the agreements, covenants and obligations of the Company under this Agreement, and agrees to be subject to the terms and conditions of this Agreement applicable to the Company.  This guaranty described in this Section 9.13 shall be deemed to include, but shall not be limited to, Guarantor’s obligation to satisfy any and all present and future payment obligations and indemnity obligations of the Company arising in connection with this Agreement and the Transaction Documents, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. This guaranty described in this Section 9.13 shall remain in full and effect and shall be binding on Guarantor and its successor and assigns until all of the obligations of the Company hereunder and under any Transaction Documents have been satisfied in full. Guarantor unconditionally waives all notices and demands that may be required by applicable Legal Requirements or otherwise to preserve any rights against the Guarantor under this guaranty described in this Section 9.13, including notice of the acceptance of this Agreement, the Transaction Documents or such guaranty and right of diligence, presentment, demand, notice of dishonor, protest, filing of any claim, notice of nonpayment and all other notices and demands. Guarantor agrees that neither Buyer nor any of the Indemnified Persons shall be required first to proceed against the Company or first to realize upon or exhaust any or all remedies that Buyer or any such Indemnified Person may have against the Company in seeking enforcement of the obligations of the Company under this Agreement or the Transaction Documents, or in seeking enforcement of the obligations of Guarantor under this Section 9.13.

9.14         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.15         Public Announcements.  Neither Buyer nor the Company nor any of their respective subsidiaries, Affiliates, officers, directors, employees, agents or shareholders shall, without the prior written consent of the other (which consent shall not unreasonably be withheld), make any public statement or announcement or any release to trade publications or through the press or otherwise, or make any statement to any third party with respect to the Contemplated Transactions (including, without limitation, with respect to the entering into of this Agreement and the terms hereof) except as may be necessary to comply with the requirements of any Legal Requirement, stock exchange rule or regulation or Proceeding.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:	Astrodyne Corporation

	By:	/s/ Peter Murphy
	Name:	Peter Murphy
	Its:	President

THE COMPANY:	RO Associates Incorporated

	By:	/s/ Carmine T. Oliva
	Name:	Carmine T. Oliva
	Its:	Chief Executive Officer

GUARANTOR:	Emrise Electronics Corporation

	By:	/s/ Carmine T. Oliva
	Name:	Carmine T. Oliva
	Its:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]